UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 22, 2009

WEST CANYON ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-130673	20-8756823
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

20333 State Highway 249, Suite 200 – 113, Houston, TX	77070-26133
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (281) 378-1563

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.     Entry into a Material Definitive Agreement

On September 22, 2009, we, through our subsidiary Petrosouth Energy Corporation Sucursal Colombia, entered into an agreement with Delavco Energy Colombia Inc. Sucursal Colombia pursuant to which we have agreed to sell 100% of our 6% non-operated participation interest in the Carbonera Block for USD$750,000. The closing of the agreement is subject to the fulfillment of certain conditions precedent. The foregoing description of the agreement is qualified in its entirety by the contents of the agreement attached as Exhibit 10.1 to this current report. Felipe Pimenta Barrios, our chief financial officer and director, is also a consultant of Delavco Energy Colombia Inc.

On September 22, 2009, we entered into a promissory note with Stealth Energy Ventures AG. The promissory note is for the principal amount of $1,050,000. We are issuing the promissory note as a result of settling a debt with Stealth Energy Ventures AG in the outstanding amount of $1,956,250. The note carries an interest rate of 9% per annum which is payable on maturity. The promissory note is repayable as follows:

i.	$450,000 payable upon disposition of our interest in the Carbonera project, which is to occur on or before November 1, 2009; and

ii.	$600,000 payable upon disposition of our interest in the Buena Vista project, which is to occur on or before May 31, 2010.

Item 3.02.    Unregistered Sales of Equity Securities

On September 22, 2009, we entered into a promissory note with Stealth Energy Ventures AG. We issued the note to one non-US persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 7.01    Regulation FD Disclosure

On September 22, 2009, we issued a news release announcing the entry into the agreement for the sale of our interest in the Carbonera Block.

Item 9.01.    Financial Statements and Exhibits

10.1	Agreement between Petrosouth Energy Corporation Sucursal Colombia and Delavco Energy Colombia Inc. Sucursal Colombia

10.2	Promissory Note dated September 22, 2009.

99.1	News Release dated September 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CANYON ENERGY CORP.

/s/ Shane Reeves
Shane Reeves
President

Date: September 25, 2009